Exhibit 1	Certificate of Designations, Preferences, and Rights of Series D Super Voting Preferred Stock

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

AND RIGHTS OF SERIES D SUPER VOTING PREFERRED STOCK

OF

MARKETING WORLDWIDE CORPORATION

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MARKETING WORLDWIDE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a meeting duly held on April 11, 2012 adopted a resolution providing for the issuance of a series of One Million (1,000,000) shares of Preferred Stock which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.001 per share, authorized in Section 4 of the Certificate of Incorporation, as amended (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series D Super Voting Preferred Stock,” consisting of 1,000,000 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Holder” means individually a holder and collectively the holders of Preferred Stock.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Company’s Series D Super Voting Preferred Stock (hereinafter the “Preferred Stock”) and the number of shares so designated shall be One Million (1,000,000). Each share of Preferred Stock shall have a par value of $0.001 per share and an initial stated value equal to $0.001 per share (the “Stated Value”).

Section 3. RESERVED

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, Holders of the Preferred Stock will be entitled to vote with the Company’s Common Stockholders. Holders of the Preferred Stock shall have ten thousand (10,000) votes per share when voting on matters with the Company’s Common Stockholders.

Protective Provisions. So long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of each of the holders of the Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (ii) alter or amend this Certificate of Designation, (iii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 5) or otherwise senior to or pari passu with the Preferred Stock, (iv) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of the Preferred Stock, (v) increase the authorized or designated number of shares of Preferred Stock, (vi) issue any additional shares of Preferred Stock (including the reissuance of any shares of Preferred Stock converted for Common Stock) or (vii) enter into any agreement with respect to the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company, an amount equal to the Stated Value.

Section 6. RESERVED

Section 7. RESERVED

Section 8. RESERVED

Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above Attention: Chuck Pinkerton facsimile number 517-540-0923, or such other facsimile number or address as the Company may specify for such purposes by notice to the Holders.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

d) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

g) Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock.

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RESOLVED, FURTHER, that the Chairman of the Board of Directors, the Chief Executive Officer, President or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, MARKETING WORLDWIDE CORPORATION has caused this Certificate to be signed by Michael Winzkowski, its Chairman of the Board of Directors, on this 12th day of April 2012.

/s/ Michael Winzkowski
Michael Winzkowski
Chairman of the Board of Directors